Exhibit 99.1

P R E S S   R E L E A S E

FLEX REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS

•                  Quarterly revenue of $6.4 billion, increased 9% year-over-year

•                  Fiscal 2018 revenue of $25.4 billion, increased 7% year-over-year

•                  Quarterly cash flow from operations of $323 million

•                  Fiscal 2018 cash flow from operations of $754 million

San Jose, CA, April 26, 2018 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™, today announced results for its fourth quarter ended March 31, 2018.

	Three-Month Periods Ended		Twelve-Month Periods Ended
US$ in millions, except earnings (losses) per share	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Net sales	$6,411	$5,863	$25,441	$23,863
GAAP income before income taxes	16	99	521	371
Adjusted operating income	200	205	786	815
GAAP net income (loss)	(20)	87	429	320
Adjusted net income	150	156	585	640
GAAP EPS	(0.04)	0.16	0.80	0.59
Adjusted EPS	0.28	0.29	1.09	1.17

An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

“Fiscal 2018 marked a return to revenue growth for Flex and highlighted how our strategy of pursuing portfolio evolution and investing in our Sketch-to-Scale capabilities is driving revenue momentum as we enter fiscal 2019,” said Mike McNamara, CEO at Flex.

Fourth Quarter Fiscal 2018 Results of Operations

Net sales for the fourth quarter ended March 31, 2018 were $6.4 billion, growing 9% year-over-year at the higher end of the guidance range of $6.1 to $6.5 billion. GAAP income before income taxes was $16 million for the quarter and adjusted operating income was $200 million, at the low end of the guidance range of $200 million to $230 million. GAAP net loss was $20 million and adjusted net income for the quarter was $150 million. GAAP net loss per share was $0.04 for the quarter and adjusted EPS was $0.28 for the quarter.

Fiscal Year 2018 Results Operation

Net sales for the fiscal year ended March 31, 2018 were $25.4 billion. Fiscal year 2018 GAAP income before income tax was $521 million and fiscal year 2018 adjusted operating income was $786 million. GAAP EPS was $0.80 and non-GAAP EPS was $1.09 for fiscal year 2018.

Flex’s fiscal year 2018 performance illustrates its portfolio evolution to higher margin businesses. The Company’s two higher margin business groups, High Reliability Solutions (HRS) and Industrial & Emerging Industries (IEI), combined were $10.7 billion or 43% of net sales in the fiscal year ended March 31, 2018, a $1.6 billion increase from a year ago.

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Cash Flow and Balance Sheet

Flex generated cash from operations of $323 million and $754 million for the three and twelve-month periods ended March 31, 2018, respectively. Free cash flow was $195 million and $236 million for the three and twelve-month periods ended March 31, 2018. The Company repurchased ordinary shares for approximately $180 million during the twelve-month period ended March 31, 2018, reflecting its commitment to return over 50% of annual free cash flow to its shareholders.

Flex ended the quarter with approximately $1.5 billion of cash on hand and total debt of approximately $2.9 billion. The balance sheet remains well-positioned to support the business over the long-term.

First Quarter Fiscal Year 2019 Guidance

For the first quarter ending June 29, 2018, revenue is expected to be in the range of $6.3 to $6.7 billion. Adjusted EPS is expected to be in the range of $0.22 to $0.26 per diluted share. GAAP EPS is expected to be in the range of $0.15 to $0.19 and includes stock-based compensation expense and intangible amortization. The Company’s guidance excludes the impact from adoption of ASU 2014-09 “Revenue from Contracts with Customers (Topic 606)”.

Other Events

In keeping with the Company’s high standard of corporate governance, the Audit Committee of the Company’s Board of Directors, with the assistance of independent outside counsel, is undertaking an independent investigation of allegations made by an employee including that the Company improperly accounted for obligations in a customer contract and certain related reserves. The independent outside counsel also notified the San Francisco office of the Securities and Exchange Commission of the allegations and that it will report the findings of the independent investigation upon its conclusion.

At this time, the Company is not aware of any issues under investigation that will materially affect the fourth quarter or fiscal year results, but the investigation is ongoing. The Company has also not yet determined whether the issues will impact previously reported periods and, if so, whether that impact will be material. The historic, fourth quarter, and fiscal year results disclosed in this release do not reflect the impact, if any, from the issues under investigation.

Webcast and Conference Call

Flex management team will host a conference call today at 2:00 PM (PT) / 5:00 PM (ET), to review fourth quarter fiscal 2018 results. A live webcast of the event and slides will be available on the Flex Investor Relations website at http://investors.flex.com. An audio replay and transcript will also be available after the event on the Flex Investor Relations website.

About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds Intelligent Products for a Connected World™. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter™

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Contacts

Investors & Analysts
Kevin Kessel

(408) 576-7985

kevin.kessel@flex.com

Media & Press

Paul Brunato

(408) 576-7534

paul.brunato@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers; geopolitical risk, including the termination and renegotiation of international trade agreements; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Other risks include, but are not limited to, risks relating to the internal investigation, including: (i) the risk that the internal investigation identifies errors, which may be material, in the Company’s financial results, or impacts the timing of Company filings; and (ii) the risk of legal proceedings or government investigations relating to the subject of the internal investigation or related matters.

Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

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SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	March 31, 2018	March 31, 2017
GAAP:
Net sales	$6,410,887	$5,862,597
Cost of sales	6,002,726	5,460,827
Restructuring charges	58,864	16,966
Gross profit	349,297	384,804
Selling, general and administrative expenses	247,074	229,467
Restructuring charges	23,846	3,469
Intangible amortization	22,775	19,078
Interest and other, net	37,043	27,663
Other charges, net	2,748	6,186
Income before income taxes	15,811	98,941
Provision for income taxes	35,406	12,067
Net income (loss)	$(19,595)	$86,874

Earnings (losses) per share:
GAAP	$(0.04)	$0.16
Non-GAAP	$0.28	$0.29

Basic shares used in computing per share amounts (2)	527,809	533,837
Diluted shares used in computing per share amounts (2)	527,809	540,782

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

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FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Twelve-Month Periods Ended
	March 31, 2018	March 31, 2017
GAAP:
Net sales	$25,441,131	$23,862,934
Cost of sales	23,778,404	22,303,231
Restructuring charges	66,845	38,758
Gross profit	1,595,882	1,520,945
Selling, general and administrative expenses	1,019,399	937,339
Restructuring charges	23,846	10,637
Intangible amortization	78,640	81,396
Interest and other, net	122,823	99,532
Other charges (income), net	(169,719)	21,193
Income before income taxes	520,893	370,848
Provision for income taxes	92,359	51,284
Net income	$428,534	$319,564

Earnings per share:
GAAP	$0.80	$0.59
Non-GAAP	$1.09	$1.17

Diluted shares used in computing per share amounts	536,598	546,220

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

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SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	March 31, 2018	March 31, 2017
GAAP gross profit	$349,297	$384,804
Stock-based compensation expense	5,440	2,517
Restructuring charges	58,864	16,966
Contingencies and other (4)	15,679	14,769
Non-GAAP gross profit	$429,280	$419,056

GAAP income before income taxes	$15,811	$98,941
Intangible amortization	22,775	19,078
Stock-based compensation expense	22,226	14,955
Distressed customers asset impairments (3)	1,498	—
Restructuring charges	82,710	20,435
Contingencies and other (4)	15,679	17,704
Other charges, net	2,748	6,186
Interest and other, net	37,043	27,663
Non-GAAP operating income	$200,490	$204,962

GAAP provision for income taxes	$35,406	$12,067
Intangible amortization benefit	2,605	1,725
Valuation allowance and tax receivable, net (7)	(27,507)	—
Tax benefit on restructuring and other	5,746	1,132
Non-GAAP provision for income taxes	$16,250	$14,924

GAAP net income (loss)	$(19,595)	$86,874
Intangible amortization	22,775	19,078
Stock-based compensation expense	22,226	14,955
Restructuring charges	82,710	20,435
Distressed customers asset impairments (3)	1,498	—
Contingencies and other (4)	15,679	17,704
Investment and other, net	5,083	—
Adjustments for taxes (7)	19,156	(2,857)
Non-GAAP net income	$149,532	$156,189
Diluted earnings (losses) per share:
GAAP (2)	$(0.04)	$0.16
Non-GAAP (2)	$0.28	$0.29

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FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Twelve-Month Periods Ended
	March 31, 2018	March 31, 2017
GAAP gross profit	$1,595,882	$1,520,945
Stock-based compensation expense	19,102	10,023
Distressed customers asset impairments (3)	—	92,915
Restructuring charges	66,845	38,758
Contingencies and other (4)	26,631	14,769
Non-GAAP gross profit	$1,708,460	$1,677,410

GAAP income before income taxes	$520,893	$370,848
Intangible amortization	78,640	81,396
Stock-based compensation expense	85,244	82,266
Distressed customers asset impairments (3)	6,251	92,915
Restructuring charges	90,691	49,395
Contingencies and other (4)	51,631	17,704
Other charges (income), net (5) (6)	(169,719)	21,193
Interest and other, net	122,823	99,532
Non-GAAP operating income	$786,454	$815,249

GAAP provision for income taxes	$92,359	$51,284
Intangible amortization benefit	8,806	7,176
Valuation allowance and tax receivable, net (7)	(27,507)	—
Tax benefit on restructuring and other	8,484	3,012
Tax benefit on intangible assets	—	638
Non-GAAP provision for income taxes	$82,142	$62,110

GAAP net income	$428,534	$319,564
Intangible amortization	78,640	81,396
Stock-based compensation expense	85,244	82,266
Restructuring charges	90,691	49,395
Distressed customers asset impairments (3)	6,251	92,915
Contingencies and other (4)	51,631	17,704
Elementum Deconsolidation (5)	(151,574)	—
Investment and other, net (6)	(14,783)	7,388
Adjustments for taxes (7)	10,217	(10,826)
Non-GAAP net income	$584,851	$639,802
Diluted earnings per share:
GAAP	$0.80	$0.59
Non-GAAP	$1.09	$1.17

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SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of March 31, 2018	As of March 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$1,472,424	$1,830,675
Accounts receivable, net of allowance for doubtful accounts	2,517,695	2,192,704
Inventories	3,799,829	3,396,462
Other current assets	1,380,466	967,935
Total current assets	9,170,414	8,387,776

Property and equipment, net	2,239,506	2,317,026
Goodwill	1,121,170	984,867
Other intangible assets, net	424,433	362,181
Other assets	760,332	541,513
Total assets	$13,715,855	$12,593,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$43,011	$61,534
Accounts payable	5,122,303	4,484,908
Accrued payroll	383,332	344,245
Other current liabilities	1,719,418	1,613,940
Total current liabilities	7,268,064	6,504,627

Long-term debt, net of current portion	2,897,631	2,890,609
Other liabilities	531,587	519,851

Total shareholders’ equity	3,018,573	2,678,276

Total liabilities and shareholders’ equity	$13,715,855	$12,593,363

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SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve-Month Periods Ended
	March 31, 2018	March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$428,534	$319,564
Depreciation, amortization and other impairment charges	555,364	609,660
Gain from deconsolidation of a subsidiary	(151,574)	—
Changes in working capital and other	(78,726)	220,685
Net cash provided by operating activities	753,598	1,149,909

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(561,997)	(525,111)
Proceeds from the disposition of property and equipment	44,780	35,606
Acquisition of businesses, net of cash acquired	(268,377)	(189,084)
Divestiture of business, net of cash held in divested business	(2,949)	36,731
Other investing activities, net	(120,442)	(60,329)
Net cash used in investing activities	(908,985)	(702,187)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	1,366,000	312,741
Repayments of bank borrowings and long-term debt	(1,420,977)	(141,730)
Payments for repurchases of ordinary shares	(180,050)	(349,532)
Proceeds from issuance of ordinary shares	2,774	12,438
Other financing activities, net	44,468	(76,024)
Net cash used in financing activities	(187,785)	(242,107)

Effect of exchange rates on cash and cash equivalents	(15,079)	17,490
Net change in cash and cash equivalents	(358,251)	223,105
Cash and cash equivalents, beginning of year	1,830,675	1,607,570
Cash and cash equivalents, end of year	$1,472,424	$1,830,675

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SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude restructuring charges, stock-based compensation expense, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

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Distressed customers asset impairments consist primarily of non-cash inventory impairments of certain inventory on hand to net realizable value as well as additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures. See additional description related to the specific period charge as applicable below.

Contingencies and other consists primarily of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. It also includes non-cash impairment of certain assets and damages incurred from natural disasters which are not directly related to ongoing or core business results, and do not reflect expected future operating expense. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends and are therefore excluded by the Company from its non-GAAP measures.

Restructuring charges include severance for rationalization at existing sites and corporate SG&A functions as well as asset impairment, lease termination, and other charges relate to the closures and consolidations of certain operating sites. These costs may vary in size based on the Company’s initiatives, and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies or other non-recurring tax charges, when applicable.

Investment and other, net consists of various other types of items that are not directly related to ongoing or core business results, such as the gain or loss from certain divestitures and impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the twelve-month period ended March 31, 2018, Free Cash Flow was $236 million consisting of GAAP net cash flows from operating activities of approximately $754 million less purchases of property and equipment net of proceeds from dispositions of $518 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2) Basic shares were used in calculating diluted GAAP EPS for the quarter ended March 31, 2018 due to the net loss recognized during the period. Diluted shares for Q4 fiscal 2018 were 535,234 thousand which were used in calculating diluted Non-GAAP EPS for the quarter.

(3) Distressed customers asset impairments for fiscal year 2018 relate to additional provision for doubtful accounts receivable for certain customers experiencing significant financial difficulties or contract disengagements.

During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly. The Company determined that certain solar panel inventory on hand as of September 30, 2016, was not fully recoverable and recorded a charge of $60 million to reduce the carrying costs to market in the twelve-month period ended March 31, 2017. The Company also recognized a $16 million impairment charge for solar module equipment and $16.9 million primarily related to negative margin sales and other associated solar panel direct costs. The total charge of $92.9 million is included in cost of sales for the twelve-month period ended March 31, 2017.

(4) Contingencies and other during fiscal year 2018 consists of charges in connection with certain legal matters of which loss contingencies are believed to be probable and estimable. The Company incurred various other

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charges predominantly related to damages incurred from a typhoon that impacted one of its China facilities. Additionally, certain asset impairments were recorded during both fiscal year 2017 and 2018.

(5) During the second quarter of fiscal year 2018, the Company and other minority shareholders of Elementum amended certain agreements and as a result, the Company concluded it no longer had majority control and accordingly, deconsolidated the entity. As part of the deconsolidation, the Company recognized a gain of approximately $151.6 million with no related tax impact, which is included in other charges (income), net for fiscal year 2018.

(6) The company sold its Wink business during first quarter of fiscal year 2018 to an unrelated third-party venture backed company in exchange for contingent consideration fair valued at $59 million and recognized a gain on sale of $38.7 million, which is recorded in other charges (income), net for fiscal year 2018.

In addition, the Company recorded $4.1 million and $21.9 million in the three-month and twelve-month periods ended March 31, 2018, respectively, for impairment of certain non-core investments.

The twelve-month period ended March 31, 2017 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal year 2017.

(7) Recognition of a non-recurring, non-cash, valuation allowance against deferred tax assets in a foreign operating subsidiary offset by the recognition of an associated income tax receivable for prior years.